FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO. 333-183059

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $1.00 per share	104,484	143.40	14,983,005.60	1,741.03

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement shall also cover any additional shares of our common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of our common stock.
(2)	Pursuant to the Agreement and Plan of Merger, dated as of October 5, 2014, by and among CareFusion Corporation, a Delaware corporation, Becton, Dickinson and Company, a New Jersey corporation, and Griffin Sub, Inc., a Delaware corporation and wholly owned subsidiary of Becton, Dickinson and Company, on March 17, 2015, outstanding equity awards with respect to shares of common stock of CareFusion held by former employees and employees of former affiliates of CareFusion were converted into equity awards of our common stock, subject to appropriate adjustments to the number of shares and, where applicable, the exercise price of each such award. The number of shares registered hereunder represents the maximum number of shares of our common stock issuable upon the vesting or exercise of such equity awards, subject to appropriate adjustments thereto.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average high and low per share market price of the Registrant’s common stock on the New York Stock Exchange on March 16, 2015.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 3, 2012)

Becton, Dickinson and Company

104,484 Shares

Common Stock

We are registering a total of up to 104,484 shares of our common stock, par value $1.00 per share, that are issuable to certain former employees of CareFusion Corporation and employees of certain former affiliates of CareFusion Corporation upon the vesting or exercise of certain equity awards issued under the CareFusion Corporation 2009 Long-Term Incentive Plan that we have agreed to assume in connection with our acquisition of CareFusion Corporation. The exercise prices of the equity awards that are options we have assumed range from approximately $49.15 to $85.83 per share of our common stock. If the holders of all such options purchase all of the shares of our common stock subject to the assumed options, we will receive aggregate net proceeds of up to approximately $5.6 million. 18,099 of our shares will be issued upon settlement of the other equity awards described herein. We will not receive any additional consideration upon the settlement of such equity awards.

Our common stock is listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “BDX.” On March 16, 2015, the last reported sales price of our common stock on the NYSE was $142.29 per share.

See “Risk factors” beginning on page S-7 of this prospectus supplement to read about important factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 17, 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “Becton, Dickinson,” “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company and its consolidated subsidiaries and the term “CareFusion” refers to CareFusion Corporation and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms of this offering of common stock. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus forms a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus:

(a)	Annual report on Form 10-K for the fiscal year ended September 30, 2014 (other than Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” thereto, which have been superseded by our Current Report on Form 8-K filed with the SEC on March 13, 2015);

(b)	The portions of our Proxy Statement on Schedule 14A for our 2015 annual meeting of stockholders filed with the SEC on December 18, 2014 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2014;

(c)	Quarterly report on Form 10-Q for the quarterly period ended December 31, 2014;

(d)	Current reports on Form 8-K filed with the SEC on October 6, 2014, November 14, 2014, November 25, 2014 (except for Item 7.01), December 2, 2014, December 4, 2014, December 9, 2014, December 15, 2014, December 19, 2014, December 22, 2014, January 5, 2015, January 6, 2015, January 28, 2015, March 13, 2015 and March 17, 2015; and

(e)	The description of our common stock, par value $1.00 per share, contained in a registration statement filed with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website, other than copies of the documents described above that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or any document incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements that address operating performance or events or developments that we expect or anticipate will occur in the future—including statements relating to volume growth, sales and earnings per share growth, cash flows or uses, and statements expressing views about future operating results—are forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Act”).

Forward-looking statements are based on current expectations of future events. The forward-looking statements are, and will be, based on our management’s current views and assumptions regarding future events and operating performance and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause the actual results of our company to differ from our current expectations.

•	Weakness in the global economy and financial markets, and the potential adverse effect on the cost of operating our business, the demand for our products and services, the prices for our products and services due to increases in pricing pressure, or our ability to produce our products, including the impact on developing countries.

•	Deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the United States and Europe, that could further weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales.

•	The consequences of the Patient Protection and Affordable Care Act in the United States, which implemented an excise tax on United States sales of certain medical devices, and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect our business.

•	Future healthcare reform in the countries in which we do business may also involve changes in government pricing and reimbursement policies or other cost containment reforms.

•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment. For example, changes to guidelines providing for increased cervical cancer screening intervals has and may continue to negatively impact sales of our Women’s Health and Cancer platform.

•	Changes in reimbursement practices of third-party payers.

•	Our ability to penetrate emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the United States Foreign Corrupt Practices Act and other anti-corruption laws.

•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and expropriation of assets by a government.

•	Security breaches of our computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our ability to conduct business, or result in the loss of trade secrets or otherwise compromise sensitive information of the Company or of our customers, suppliers and other business partners.

•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

•	Regional, national and foreign economic factors, including inflation, deflation, fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our revenues, expenses, margins and credit ratings.

•	New or changing laws, regulations and agency determinations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including IRS rulings and tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls, licensing and regulatory requirements for new products and products in the postmarketing phase and healthcare fraud and abuse. In particular, the United States and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to us.

•	Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the United States Food and Drug Administration (“FDA”) (including CareFusion’s amended consent decree with the FDA) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA.

•	Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

•	The effects of events that adversely impact our ability to manufacture products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing, including pandemics, natural disasters or environmental factors.

•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs.

•	Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or United States and international governmental funding and policies for life sciences research.

•	Our ability to achieve the projected level or mix of product sales, as each of our earnings forecasts are based on projected volumes and sales of many product types, some of which are more profitable than others.

•	Our ability to complete the implementation of our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in the design and implementation of our upgrade could adversely affect our business.

•	Pending and potential future litigation or other proceedings adverse to us, including antitrust claims, product liability claims, environmental claims and patent infringement claims, and the availability or collectability of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding our business or operations, including the effect on our reputation or demand for our products.

•	The effect of market fluctuations on the value of assets in our pension plans and on actuarial interest rate and asset return assumptions, which could require us to make additional contributions to the plans or increase our pension plan expense.

•	The impact of business combinations, investments and alliances, including any volatility in earnings relating to acquired in-process research and development assets and our ability to successfully integrate any business we acquire (including CareFusion) or may acquire.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC (including the SEC’s recently adopted regulations relating to conflict minerals).

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” in our Annual Report on Form 10-K and any updates to such risks in subsequently filed Quarterly Reports on Form 10-Q and our financial statements and the notes thereto incorporated by reference into this prospectus supplement before making an investment decision.

OUR COMPANY

We are a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving medication management and patient safety; supporting infection prevention practices; equipping surgical and interventional procedures; improving drug delivery; aiding anesthesiology and respiratory care; advancing cellular research and applications; enhancing the diagnosis of infectious diseases and cancers; and supporting the management of diabetes. We have nearly 45,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus supplement and, therefore, is not incorporated herein by reference.

On March 17, 2015, we acquired CareFusion (the “Merger”) in accordance with the terms of the Agreement and Plan of Merger, dated as of October 5, 2014 (the “Merger Agreement”), by and among us, CareFusion and Griffin Sub, Inc., our wholly owned subsidiary. Pursuant to the Merger Agreement, CareFusion stockholders received $49.00 in cash, without interest, and 0.0777 of a share of our common stock for each share of CareFusion common stock, with cash paid in lieu of fractional shares. In addition, we agreed to assume outstanding equity awards with respect to shares of CareFusion common stock previously issued by CareFusion, including those held by former employees of CareFusion and employees of certain of its former affiliates, and assume the CareFusion Corporation 2009 Long-Term Incentive Plan.

THE OFFERING

Issuer	Becton, Dickinson and Company, a New Jersey corporation.

Common stock offered	104,484 shares of common stock, par value $1.00 per share, all of which are issuable to former employees of CareFusion and employees of certain of its former affiliates pursuant to equity awards assumed by us in connection with the Merger.

Use of proceeds	If all of the assumed equity awards described in this prospectus supplement that are options are exercised in full, we will receive aggregate net proceeds of up to approximately $5.6 million. We intend to use any such proceeds for general corporate purposes. We will not receive any proceeds from the settlement of the other equity awards described in this prospectus supplement.

New York Stock Exchange symbol	“BDX”

RISK FACTORS

Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussion set forth below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 which is incorporated by reference herein before deciding whether an investment in our common stock is suitable for you. If any of these risks actually occurs, our business, results of operations and financial condition may suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.

Risks Related to our Business

Global economic conditions could continue to adversely affect our operations.

In recent years, we have been faced with very challenging global economic conditions, particularly in the U.S. and Western Europe. Deterioration in the global economic environment may result in decreased demand for our products and services, increased competition, downward pressure on the prices for our products, longer sales cycles, and slower adoption of new technologies. A weakening of macroeconomic conditions may also adversely affect our suppliers, which could result in interruptions in supply in the future. We have also experienced delays in collecting receivables in certain countries in Western Europe, and we may experience similar delays in these and other countries or regions experiencing liquidity problems. While we have not experienced a slowing of growth in emerging markets as other companies in our industry have reported, there can be no assurance that a deterioration of economic conditions in these markets will not adversely affect our future results.

We are subject to foreign currency exchange risk.

About 60% of our fiscal year 2014 revenues were derived from international operations, and we anticipate that a significant portion of our sales will continue to come from outside the U.S. in the future. The revenues we report with respect to our operations outside the United States may be adversely affected by fluctuations in foreign currency exchange rates. A discussion of the financial impact of exchange rate fluctuations and the ways and extent to which we may attempt to address any impact is contained in the section entitled “Management’s Discussion of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, for the fiscal year ended September 30, 2014. Any hedging activities we engage in may only offset a portion of the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates. We cannot predict with any certainty changes in foreign currency exchange rates or the degree to which we can address these risks.

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

Our sales depend, in part, on the extent to which healthcare providers and facilities are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies and products. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using our products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers are willing to pay for such products.

Federal healthcare reform may adversely affect our results of operations.

The Patient Protection and Affordable Care Act (the “PPACA”) was enacted in March 2010. Under the PPACA, beginning in 2013, medical device manufacturers, such as BD, pay a 2.3% excise tax on U.S. sales of certain medical devices. We cannot predict with any certainty what other impact the PPACA may have on our business. The PPACA, among other things, reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. It is also possible that the PPACA will result in lower reimbursement rates for our products. Other provisions in the law may significantly change the practice of health care and could adversely affect aspects of our business. While the PPACA is intended to expand health insurance coverage to uninsured persons in the United States, the overall increase in access to healthcare has not had any discernable impact on sales of our products.

Efforts to reduce the U.S. federal deficit could adversely affect our results of operations.

The Budget Control Act of 2011 implements automatic spending cuts (known as sequestration) designed to reduce government spending by over $1 trillion over a ten year period, beginning in 2013, and will remain in effect in the absence of further legislative action. Half of the automatic reductions will come from non-defense discretionary spending and domestic entitlement programs, including reductions in payments to Medicare providers. Government research funding has also been reduced as a result of sequestration. Such reductions in government healthcare spending or research funding could result in reduced demand for our products or additional pricing pressure. Further, there is ongoing uncertainty regarding the federal budget and federal spending levels, including the possible impacts of a failure to increase the “debt ceiling.” Any U.S. government default on its debt could have broad macroeconomic effects that could, among other things, raise our borrowing costs. Any future shutdown of the federal government or failure to enact annual appropriations could also have a material adverse impact on our business.

Consolidation in the healthcare industry could adversely affect our future revenues and operating income.

The medical technology industry has experienced a significant amount of consolidation. As a result of this consolidation, competition to provide goods and services to customers has increased. In addition, group purchasing organizations and integrated health delivery networks have served to concentrate purchasing decisions for some customers, which has also placed pricing pressure on medical device suppliers. Further consolidation in the industry could exert additional pressure on the prices of our products.

Cost volatility could adversely affect our operations.

Our results of operations could be negatively impacted by volatility in the cost of raw materials, components, freight and energy. In particular, we purchases supplies of resins, which are oil-based components used in the manufacture of certain products. Any significant increases in resin costs could adversely impact future operating results. Increases in the price of oil can also increase our costs for packaging and transportation. New laws or regulations adopted in response to climate change could also increase energy costs and the costs of certain raw materials and components. We may not be able to offset increases in these costs through other cost reductions.

Breaches of our information technology systems could have a material adverse effect on our operations.

We rely on information technology systems to process, transmit, and store electronic information in our day-to-day operations. Our information technology systems have been subjected to computer viruses or other malicious codes, unauthorized access, and cyber- or phishing-attacks, and we expect to be subject to similar attacks in the future. We also store certain information with third parties that could be subject to these types of attacks. These attacks could result in our intellectual property and other confidential information being lost or stolen, disruption of our operations, and other negative consequences, such as increased costs for security measures or remediation costs, and diversion of management attention. While we will continue to implement additional protective measures to reduce the risk of and detect future cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. There can be no assurances that our protective measures will prevent future attacks that could have a significant impact on our business.

Our future growth is dependent in part upon the development of new products, and there can be no assurance that such products will be developed.

A significant element of our strategy is to increase revenue growth by focusing on products that deliver greater benefits to patients, healthcare workers and researchers. The development of these products requires significant investment in research and development, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to anticipate customer needs, innovate and develop new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, manufacture products in a cost-effective manner, obtain appropriate intellectual property protection for our products, and gain and maintain market approval of our products. In addition, patents attained by others can preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval or gain market acceptance.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

As part of our strategy to increase revenue growth, we seek to supplement our internal growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. The success of any acquisition, investment or alliance may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity or to successfully integrate any business we may acquire into our existing business. There can be no assurance that any past or future transaction will be successful.

For additional information regarding risks relating to our integration of CareFusion, see the risk factors below under the heading “Risks relating to our acquisition of CareFusion”.

The medical technology industry is very competitive.

The medical technology industry is subject to rapid technological change. In addition, we face changing customer preferences and requirements, including increased customer demand for more environmentally-friendly products. We face significant competition across our product lines and in each market in which our products are sold on the basis of product features, clinical outcomes, price, services and other factors. We face this competition from a wide range of companies. These include large medical device companies with multiple product lines, some of which may have greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets or product lines. Other firms engaged in the distribution of medical technology products have become manufacturers of medical devices and instruments as well. In some instances, competitors, including pharmaceutical companies, also offer, or are attempting to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies (such as needle-free injection technology) may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in China and other low-cost manufacturing locations has also created pricing pressure, particularly in developing markets. Some competitors have also established manufacturing sites or have contracted with suppliers located in these countries as a means to lower their costs.

The international operations of our business may subject us to certain business risks.

The majority of our sales come from our operations outside the United States, and we intend to continue to pursue growth opportunities in foreign markets, especially in emerging markets. Our foreign operations subject us to certain risks, including the effects of fluctuations in foreign currency exchange (discussed above), the effects of local economic conditions, foreign regulatory requirements or changes in such requirements, local product preferences and product requirements, difficulty in establishing, staffing and managing foreign operations, differing labor regulations, changes in tax laws, potential political instability, trade barriers, weakening or loss of the protection of intellectual property rights in some countries, trade protection and restrictions on the transfer of capital across borders. The success of our operations outside the United States depends, in part, on our ability to acquire or form and maintain alliances with local companies and make necessary infrastructure enhancements to, among other things, our production facilities and sales and distribution networks.

In addition, our international operations are governed by the Foreign Corrupt Practices Act and similar anti-corruption laws. Global enforcement of anti-corruption laws has increased substantially in recent years, with more enforcement proceedings by U.S. and foreign governmental agencies and the imposition of significant fines and penalties. While we have implemented policies and procedures to enhance compliance with these laws, our international operations create the risk that there may be unauthorized payments or offers of payments by employees, consultants, sales agents or distributors. Any alleged or actual violations of these laws may subject us to government scrutiny, severe criminal or civil sanctions and other liabilities, and negatively affect our reputation.

Under the U.S. tax code, we may also be subject to additional taxation to the extent we repatriate earnings from our foreign operations to the U.S. In the event we require more capital in the United States than is generated by our U.S. operations to fund acquisitions or other activities and elect to repatriate earnings from foreign jurisdictions, our effective tax rate may be higher as a result.

Reductions in customers’ research budgets or government funding may adversely affect our BD Biosciences business.

Our BD Biosciences business sells products to researchers at pharmaceutical and biotechnology companies, academic institutions, government laboratories and private foundations. Research and development spending of our customers can fluctuate based on spending priorities and general economic conditions. A number of these customers are also dependent for their funding upon grants from U.S. government agencies, such as the U.S. National Institutes of Health (“NIH”) and agencies in other countries. The level of government funding of research and development is unpredictable. There have been instances where NIH grants have been frozen or otherwise unavailable for extended periods. The availability of governmental research funding may also continue to be adversely affected by economic conditions and, as described above, governmental spending reductions. Any reduction or delay in governmental funding could cause our customers to delay or forego purchases of our products.

A reduction or interruption in the supply of certain raw materials and components would adversely affect our manufacturing operations and related product sales.

We purchase many different types of raw materials and components. Certain raw materials (primarily related to the BD Biosciences business) and components are not available from multiple sources. In addition, for quality assurance, cost-effectiveness and other reasons, we elect to purchase certain raw materials and components from sole suppliers. The supply of these materials can be disrupted for a number of reasons, including economic conditions as described above. While we work with suppliers to ensure continuity of supply, no assurance can be given that these efforts will be successful. In addition, due to regulatory requirements relating to the qualification of suppliers, we may not be able to establish additional or replacement sources on a timely basis or without excessive cost. The termination, reduction or interruption in supply of these sole-sourced raw materials and components could adversely impact our ability to manufacture and sell certain of our products.

Interruption of our manufacturing operations could adversely affect our future revenues and operating income.

We have manufacturing sites all over the world. In some instances, the manufacturing of certain of our product lines is concentrated in one or more of our plants. Weather, natural disasters (including pandemics), terrorism, political change, failure to follow specific internal protocols and procedures, equipment malfunction, environmental factors or damage to one or more of our facilities could adversely affect our ability to manufacture our products, resulting in lost revenues and damage to our relationships with customers.

We are subject to lawsuits.

We are or have been a defendant in a number of lawsuits, including purported class action lawsuits for, among other things, alleged antitrust violations and suits alleging patent infringement, and could be subject to additional lawsuits in the future.

Given the uncertain nature of litigation generally, we are not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome of the litigation to which we are a party. In view of these uncertainties, we could incur charges in excess of any currently established accruals and, to the extent available, excess liability insurance. Any such future charges, individually or in the aggregate, could have a material adverse effect on our results of operations and cash flows.

We are subject to extensive regulation.

Our operations are global and are affected by various state, federal and international healthcare, environmental, antitrust, anti-corruption, fraud and abuse (including anti-kickback and false claims laws) and employment laws. Violations of these laws can result in criminal or civil sanctions, including substantial fines and, in some cases, exclusion from participation in health care programs such as Medicare and Medicaid. We are also subject to extensive regulation by the FDA pursuant to the Federal Food, Drug and Cosmetic Act, by comparable agencies in foreign countries, and by other regulatory agencies and governing bodies. Most of our products must receive clearance or approval from the FDA or counterpart regulatory agencies in other countries before they can be marketed or sold. The process for obtaining marketing approval or clearance may take a significant period of time and require the expenditure of substantial resources, and these have been increasing due to increased requirements from the FDA for supporting data for submissions. The process may also require changes to our products or result in limitations on the indicated uses of the products. Governmental agencies may also impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA and other regulatory requirements continue to be met.

Following the introduction of a product, these agencies also periodically review our manufacturing processes and product performance. Our failure to comply with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements of these agencies could delay or prevent the production, marketing or sale of our products and result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk for us and other companies in our industry.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, unapproved use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products can also result in significant product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in regulatory approval of new products.

We may experience difficulties fully implementing our enterprise resource planning system.

We have been engaged in a project to upgrade our enterprise resource planning (“ERP”) system. Our ERP system is critical to our ability to accurately maintain books and records, record transactions, provide important information to our management and prepare our financial statements. The implementation of the new ERP system has required, and will continue to require, the investment of significant financial and human resources. In addition, we may not be able to successfully complete the full implementation of the ERP system without experiencing difficulties. Any disruptions, delays or deficiencies in the design and implementation of the new ERP system could adversely affect our ability to process orders, ship products, provide services and customer support, send invoices and track payments, fulfill contractual obligations or otherwise operate our business.

Our operations are dependent in part on patents and other intellectual property assets.

Many of our businesses rely on patent, trademark and other intellectual property assets. These intellectual property assets, in the aggregate, are of material importance to our business. We can lose the protection afforded by these intellectual property assets through patent expirations, legal challenges or governmental action. Patents attained by competitors, particularly as patents on our products expire, may also adversely affect our competitive position. In addition, competitors may claim that our products infringe upon their intellectual property, which could result in significant legal fees damage awards, royalties and injunctions against future sales of our products. The loss of a significant portion of our portfolio of intellectual property assets may have an adverse effect on our earnings, financial condition or cash flows.

Natural disasters, war and other events could adversely affect our future revenues and operating income.

Natural disasters (including pandemics), war, terrorism, labor disruptions and international conflicts, and actions taken by the United States and other governments or by our customers or suppliers in response to such events, could cause significant economic disruption and political and social instability in the United States and in areas outside of the United States in which we operate. These events could result in decreased demand for our products, adversely affect our manufacturing and distribution capabilities, or increase the costs for or cause interruptions in the supply of materials from our suppliers.

We need to attract and retain key employees to be competitive.

Our ability to compete effectively depends upon our ability to attract and retain executives and other key employees, including people in technical, marketing, sales and research positions. Competition for experienced employees, particularly for persons with specialized skills, can be intense. Our ability to recruit such talent will depend on a number of factors, including compensation and benefits, work location and work environment. If we cannot effectively recruit and retain qualified executives and employees, our business could be adversely affected.

Risks Relating To Our Acquisition Of CareFusion

The integration process with CareFusion may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

The success of our acquisition of CareFusion, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of CareFusion. It is possible that the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention and resources, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. As part of the integration process, we may move assets within our combined company to create efficiencies or seek to opportunistically divest certain assets of the combined company, which may not be possible on favorable terms, or at all, or, if successful, any of which may change the profile of the combined company. If we experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the combined company for an undetermined period going forward. In addition, the actual cost savings of the merger could be less than anticipated.

In connection with the merger, we incurred significant additional indebtedness and certain of CareFusion’s indebtedness remained outstanding, which could adversely affect us, including by decreasing our business flexibility.

The total debt of BD as of December 31, 2014 was approximately $10 billion. Our pro forma indebtedness as of December 31, 2014, after giving effect to the merger with CareFusion and the incurrence and extinguishment of indebtedness in connection therewith, will be approximately $13.8 billion. We have substantially increased indebtedness following completion of the merger in comparison to that of BD on a recent historical basis, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions. The increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for BD relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then our ability to service its indebtedness may be adversely impacted.

Certain of the indebtedness incurred in connection with the merger bears interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flows.

In addition, our credit ratings affect the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

Moreover, we may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. There can be no assurance that we will be able to obtain additional financing or refinancing on terms acceptable to us or at all.

The agreements that govern the indebtedness incurred or that remain outstanding in connection with the merger contain various covenants that impose restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.

The agreements that govern the indebtedness incurred or that remain outstanding in connection with the merger contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of us and certain of our subsidiaries (including CareFusion) to, among other things, have liens on their property, transact business with affiliates and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person. In addition, some of the agreements that govern the debt financing contain financial covenants that will require us to maintain certain financial ratios. The ability of us and our subsidiaries to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations.

Uncertainties associated with our integration efforts may cause a loss of management personnel and other key employees of CareFusion or us, which could adversely affect the future business and operations of the combined company.

The successful integration of CareFusion into our company will depend in part upon its ability to retain key management personnel and other key employees of CareFusion and BD. Current and prospective employees of CareFusion and BD may experience uncertainty about their future roles with the combined company during the integration process, which may materially adversely affect the ability of each of CareFusion and us to attract and retain key personnel. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of CareFusion and BD.

Risks Related To The CareFusion Business

CareFusion may be unable to effectively enhance its existing products or introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, CareFusion’s position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of its business depends on its ability to enhance its existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including its ability to anticipate and satisfy customer needs, obtain regulatory approvals and clearances on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate its products from those of its competitors. To compete successfully in the marketplace, CareFusion must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. CareFusion’s failure to enhance its existing products or introduce new and innovative products in a timely manner could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Even if CareFusion is able to develop, manufacture and obtain regulatory approvals and clearances for its new products, the success of those products would depend upon market acceptance. Levels of market acceptance for its new products could be affected by several factors, including:

•	the availability of alternative products from its competitors;

•	the price and reliability of its products relative to that of its competitors;

•	the timing of its market entry; and

•	its ability to market and distribute its products effectively.

CareFusion is subject to complex and costly regulation.

CareFusion’s products are subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase its costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market clearance or pre-market approval before those products can be marketed or sold in the United States. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. The FDA has indicated that it intends to continue to enhance its pre-market requirements for medical devices. Although the future impact of these initiatives cannot be predicted with certainty, it appears that the time and cost to get many of CareFusion’s medical devices to market could increase significantly.

In addition, CareFusion is subject to regulations that govern manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after CareFusion has obtained clearance or approval to sell a product. CareFusion’s failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. Further, if CareFusion determines a product manufactured or marketed by CareFusion does not meet its specifications, published standards or regulatory requirements, CareFusion may seek to correct the product or withdraw the product from the market, which could have an adverse effect on CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. Many of CareFusion’s facilities and procedures, and those of its suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming. In September 2013, the FDA also issued a final rule regarding the Unique Device Identification (“UDI”) System that will be phased in over seven years. The UDI System will require manufacturers to mark certain medical devices distributed in the United States with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require CareFusion to make changes to its manufacturing and labeling, which could increase its costs.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If CareFusion’s sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, CareFusion may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. A number of companies in the healthcare industry have been the subject of enforcement actions related to their sales and marketing practices, including their relationships with doctors and off-label promotion of products. In 2011 and 2012, CareFusion received federal administrative subpoenas from the Department of Justice and the Office of Inspector General (“OIG”) of the Department of Health and Human Services requesting documents and other materials primarily related to its sales and marketing practices for its ChloraPrep skin preparation product and information regarding its relationships with healthcare professionals. In April 2013, CareFusion announced that it had reached an agreement in principle to resolve the government’s allegations. In connection with these matters, CareFusion also entered into a non-prosecution agreement and agreed to continue to cooperate with the government. During the fiscal year ended June 30, 2013, CareFusion recorded a $41 million charge to establish a reserve for the amount of the expected payment. In January 2014, CareFusion entered into a final settlement agreement with the government, and CareFusion paid the settlement. If CareFusion were to become the subject of an enforcement action, including any action resulting from the investigation by the Department of Justice or OIG, it could result in negative publicity, penalties, fines, the exclusion of its products from reimbursement under federally-funded programs and/or prohibitions on the ability to sell its products, which could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

While we will institute a compliance program for the combined company based on current best practices, we cannot assure you that, immediately following the consummation of the acquisition of CareFusion, CareFusion will be in full compliance with all potentially applicable regulations. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and other national, supranational, federal and state government authorities and the high level of regulatory oversight creates a continuing possibility that we may be adversely affected by regulatory actions.

Cost-containment efforts of CareFusion’s customers, purchasing groups, third-party payers and governmental organizations could adversely affect CareFusion’s sales and profitability.

Many existing and potential customers for CareFusion’s products within the United States are members of group purchasing organizations (“GPOs”) and integrated delivery networks (“IDNs”) in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Due to the highly competitive nature of the GPO and IDN contracting processes, CareFusion may not be able to obtain or maintain contract positions with major GPOs and IDNs across its product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for its products, thereby reducing the profitability of the CareFusion business we acquire.

While having a contract with a GPO or IDN can facilitate sales to members of that GPO or IDN, it is no assurance that the sales volume of those products will be maintained. The members of such groups may choose to purchase from CareFusion’s competitors due to the price or quality offered by such competitors, which could result in a decline in the sales and profitability of the CareFusion business we acquire.

In addition, CareFusion’s capital equipment products typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations, the timing of spending under these budgets and conflicting spending priorities, including changes resulting from adverse economic conditions, can have a significant effect on the demand for its capital equipment products and related services. In addition, the implementation of healthcare reform in the United States, which may reduce or eliminate the amount that healthcare organizations may be reimbursed for its capital equipment products and related services, could further impact demand. Any such decreases in expenditures by these healthcare organizations and decreases in demand for its capital equipment products and related services could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Distributors of CareFusion’s products may begin to negotiate terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing or other terms of sale could adversely affect its results of operations and financial condition. In addition, if CareFusion fails to implement distribution arrangements successfully, that could cause CareFusion to lose market share to its competitors.

Outside the United States, CareFusion has experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. CareFusion’s failure to offer acceptable prices to these customers could adversely affect the sales and profitability of CareFusion and/or our combined company in these markets and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Challenging economic conditions have and may continue to adversely affect CareFusion’s business, results of operations and financial condition.

CareFusion continues to face the effects of challenging economic conditions, which have impacted the economy and the economic outlook of the United States, Europe and other parts of the world. These challenging economic conditions, along with depressed levels of consumer and commercial spending, have caused, and may continue to cause its customers to reduce, modify, delay or cancel plans to purchase its products and have caused and may continue to cause vendors to reduce their output or change terms of sales. CareFusion has observed certain hospitals delaying as well as prioritizing capital purchasing decisions, which has had, and is expected to continue to have, an adverse impact on the financial results of the CareFusion business we acquire into the foreseeable future.

In addition, CareFusion’s customers in and outside of the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If its customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if they are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to CareFusion. These conditions may also adversely affect certain of its suppliers, which could cause a disruption in its ability to produce its products.

CareFusion also extends credit through an equipment leasing program for a substantial portion of sales to its dispensing product customers. This program and any similar programs that CareFusion may establish for sales of its other capital equipment, exposes CareFusion to certain risks. CareFusion is subject to the risk that if these customers fail to pay or delay payment for the products they purchase from CareFusion, it could result in longer payment cycles, increased collection costs, defaults exceeding its expectations and an adverse impact on the cost or availability of financing. These risks related to its equipment leasing program may be exacerbated by a variety of factors, including adverse economic conditions, decreases in demand for its capital equipment products and negative trends in the businesses of its leasing customers.

Any inability of current and/or potential customers to pay CareFusion for its products or any demands by vendors for different payment terms may adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion may be unable to protect its intellectual property rights or may infringe on the intellectual property rights of others.

CareFusion relies on a combination of patents, trademarks, copyrights, trade secrets and nondisclosure agreements to protect its proprietary intellectual property. CareFusion’s efforts to protect its intellectual property and proprietary rights may not be sufficient. CareFusion cannot be sure that its pending patent applications will result in the issuance of patents to CareFusion, that patents issued to or licensed by CareFusion in the past or in the future will not be challenged or circumvented by competitors or that these patents will remain valid or sufficiently broad to preclude its competitors from introducing technologies similar to those covered by its patents and patent applications. In addition, its ability to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by CareFusion.

Competitors also may harm its sales by designing products that mirror the capabilities of its products or technology without infringing its intellectual property rights. If CareFusion does not obtain sufficient protection for its intellectual property, or if CareFusion is unable to effectively enforce its intellectual property rights, its competitiveness could be impaired, which would limit the growth and future revenue of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion operates in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force CareFusion to make significant royalty payments in order to continue selling the affected products. At any given time, CareFusion is involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. CareFusion expects that it may face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against CareFusion could adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Defects or failures associated with CareFusion’s products and/or its quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject CareFusion to regulatory actions.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to CareFusion’s products and result in significant costs and negative publicity. Due to the strong name recognition of its brands, an adverse event involving one of CareFusion’s products could result in reduced market acceptance and demand for all products within that brand, and could harm its reputation and its ability to market its products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of CareFusion’s products could result in the suspension or delay of regulatory reviews of its applications for new product approvals or clearances. CareFusion may also voluntarily undertake a recall of its products, temporarily shut down production lines, or place products on a shipping hold based on internal safety and quality monitoring and testing data.

CareFusion’s future operating results will depend on its ability to sustain an effective quality control system and effectively train and manage its employee base with respect to its quality system. CareFusion’s quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving its products and services. While CareFusion has a network of quality systems throughout its business lines and facilities, quality and safety issues may occur with respect to any of its products. A quality or safety issue may result in a public warning letter from the FDA, or potentially a consent decree. In June 2014, CareFusion received a warning letter from the FDA related to its facility in Vernon Hills, Illinois, which CareFusion is working to address. CareFusion is also operating under an amended consent decree with the FDA, as discussed in the next risk factor. In addition, CareFusion may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is currently operating under an amended consent decree with the FDA and its failure to comply with the requirements of the amended consent decree may have an adverse effect on its business.

CareFusion is operating under an amended consent decree with the FDA related to its infusion pump business in the United States. CareFusion entered into a consent decree with the FDA in February 2007 related to its Alaris SE pumps, and in February 2009, CareFusion and the FDA amended the consent decree to include all infusion pumps manufactured by or for its subsidiary that manufactures and sells infusion pumps in the United States. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, CareFusion implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had its infusion pump facilities inspected by an independent expert and had its recall procedures and all ongoing recalls involving its infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified CareFusion that it could proceed to the audit inspection phase of the amended consent decree, which included the requirement to retain an independent expert to conduct periodic audits of its infusion pump facilities over a four-year period. While CareFusion is no longer subject to these periodic audits, the FDA maintains the ability to conduct inspections of its infusion pump facilities. The costs associated with any such inspections and any actions that CareFusion may need to take as a result, could be significant.

CareFusion has no reserves associated with compliance with the amended consent decree. As such, CareFusion may be obligated to pay more costs in the future because, among other things, the FDA may determine that CareFusion is not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or CareFusion may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. Moreover, the matters addressed in the amended consent decree could lead to negative publicity that could have an adverse impact on its business. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order CareFusion to cease manufacturing and distributing, recall products and take other actions. CareFusion may also be required to pay monetary damages if it fails to comply with any provision of the amended consent decree. Any of the foregoing matters could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion may incur product liability losses and other litigation liability.

CareFusion is, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that its products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against CareFusion, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, CareFusion may not be able to obtain insurance on terms acceptable to CareFusion or at all because insurance varies in cost and can be difficult to obtain. CareFusion’s failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is involved in a number of legal proceedings. Legal proceedings are inherently unpredictable, and the outcome can result in excessive verdicts and/or injunctive relief that may affect how CareFusion operates its business, or CareFusion may enter into settlements of claims for monetary damages that exceed its insurance coverage, if any. In addition, the results of future legislative activity or future court decisions, any of which could lead to an increase in regulatory investigations or its exposure to litigation cannot be predicted. Any such proceedings or investigations, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns and additional restrictions on CareFusion’s sales or the use of its products, which could disrupt its business and have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion relies on the performance of its information technology systems, the failure of which could have an adverse effect on its business and performance.

CareFusion’s business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which are beyond its control. Systems interruptions could reduce CareFusion’s ability to manufacture and provide service for its products, and could have an adverse effect on the operations and financial performance of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of its information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to CareFusion, its employees, partners, customers, or its suppliers, which may result in significant costs and government sanctions. In particular, if CareFusion is unable to adequately safeguard individually identifiable health information, CareFusion may be subject to additional liability under domestic and international laws respecting the privacy and security of health information which may reduce the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion also is pursuing initiatives to transform its information technology systems and processes. Many of its business lines use disparate systems and processes, including those required to support critical functions related to its operations, sales, and financial close and reporting. CareFusion is implementing new systems to better streamline and integrate critical functions, which CareFusion expects to result in improved efficiency and, over time, reduced costs. While CareFusion believes these initiatives provide significant opportunity for CareFusion, they do expose CareFusion to inherent risks. CareFusion may suffer data loss or delays or other disruptions to its business, which could have an adverse effect on its results of operations and financial condition. If CareFusion fails to successfully implement new information technology systems and processes, CareFusion may fail to realize cost savings anticipated to be derived from these initiatives which may reduce the benefits we expect to achieve as a result of the acquisition of CareFusion.

An interruption in CareFusion’s ability to manufacture its products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect its business.

Many of CareFusion’s key products are manufactured at single locations, with limited alternate facilities. If CareFusion experiences damage to one or more of its facilities, or its manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, if the capabilities of its suppliers and component manufacturers are limited or stopped, due to quality, regulatory or other reasons, it could negatively impact its ability to manufacture its products and could expose CareFusion to regulatory actions. Further, for reasons of quality assurance or cost effectiveness, CareFusion purchases certain components and raw materials from sole suppliers. CareFusion may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to CareFusion, could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Due to the highly competitive nature of the healthcare industry and the cost containment efforts of its customers and third-party payers, CareFusion may be unable to pass along cost increases for key components or raw materials through higher prices to its customers. If the cost of key components or raw materials increases and CareFusion is unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, CareFusion and/or our combined company could experience lower margins and profitability.

New regulations related to conflict minerals may increase CareFusion’s costs and adversely affect its business.

CareFusion is subject to the SEC’s newly adopted regulations, which require CareFusion to determine whether its products contain certain specified minerals, referred to under the regulations as “conflict minerals,” and, if so, to perform an extensive inquiry into its supply chain, in an effort to determine whether or not such conflict minerals originate from the Democratic Republic of Congo (“DRC”), or an adjoining country. CareFusion has determined that certain of its products contain such specified minerals and CareFusion has developed a process to identify where such minerals originated. As of the date of its conflict minerals report for the 2013 calendar year, CareFusion was unable to determine whether or not such minerals originate from the DRC or an adjoining country. CareFusion filed its Conflict Minerals Disclosure report on June 2, 2014. CareFusion expects to incur additional costs to comply with these disclosure requirements, including costs related to determining the sources of the specified minerals used in its products, in addition to the cost of any changes to products, processes, or sources of supply as a consequence of such verification activities, which may adversely affect the CareFusion business we acquire. In addition, the number of suppliers who provide conflict-free minerals may be limited, which may make it difficult to satisfy those customers who require that all of the components of CareFusion’s products be certified as conflict-free, which could place it at a competitive disadvantage if it is unable to do so.

CareFusion may engage in strategic transactions, including acquisitions, investments, or joint development agreements that may have an adverse effect on its business.

CareFusion may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand its product offerings and geographic presence as part of its business strategy, which could be material to its financial condition and results of operations. CareFusion may not complete transactions in a timely manner, on a cost-effective basis, or at all, and CareFusion may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with CareFusion for these strategic opportunities. CareFusion also could experience negative effects on its results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of an acquired company or business, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of its credit profile and/or ratings and result in reduced availability of credit to CareFusion or in increased borrowing costs and interest expense.

CareFusion could experience difficulties, expenditures, or other risks in integrating an acquired company, business, or technology, including, among others:

•	diversion of management resources and focus from ongoing business matters;

•	retention of key employees following an acquisition;

•	demands on its operational resources and financial and internal control systems;

•	integration of an acquired company’s corporate and administrative functions and personnel;

•	liabilities of the acquired company, including litigation or other claims; and

•	consolidation of research and development operations.

In addition, CareFusion may face additional risks related to foreign acquisitions, including risks related to cultural and language differences and particular economic, currency, political, and regulatory risks associated with specific countries. If an acquired business fails to operate as anticipated or cannot be successfully integrated with its existing business, the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion could be adversely affected.

CareFusion may engage in the divestiture of some of its non-core product lines which may have an adverse effect on its business.

CareFusion’s business strategy involves assessing its portfolio of products with a view of divesting non-core product lines that do not align with its objectives. Any divestitures prior to or following completion of the acquisition of CareFusion may result in a dilutive impact to its future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on its results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of its business and the potential loss of key employees. CareFusion may not be successful in managing these or any other significant risks that CareFusion encounter in divesting a product line which may affect the CareFusion business we acquire.

CareFusion may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation

Act (“PPACA”). Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has and will continue to have, an adverse effect on CareFusion’s operating expenses and results of operations. In fiscal year 2014, CareFusion paid approximately $23 million related to the medical device tax. CareFusion currently expects the impact of the tax to be approximately $25 million in fiscal year 2015 and annually thereafter. In addition, the PPACA significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for CareFusion’s products. As additional provisions of healthcare reform are implemented, CareFusion anticipates that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with the objective of ultimately reducing healthcare costs and expanding access. CareFusion cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect federal healthcare reform or any future legislation or regulation may have on its customers’ purchasing decisions regarding its products and services. However, the implementation of new legislation and regulation may lower reimbursements for its products, reduce medical procedure volumes and adversely affect the business, possibly materially, of CareFusion and/ or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is subject to risks associated with doing business outside of the United States.

CareFusion’s operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. Sales to customers outside of the United States made up approximately 23% of its revenue in the fiscal year ended June 30, 2014, and CareFusion expects that non-United States sales will contribute to future growth as CareFusion continues to focus on expanding its operations in markets outside the United States. The risks associated with CareFusion’s operations outside the United States include:

•	healthcare reform legislation;

•	changes in medical reimbursement policies and programs;

•	changes in non-United States government programs;

•	multiple non-United States regulatory requirements that are subject to change and that could restrict its ability to manufacture and sell its products;

•	possible failure to comply with anti-bribery laws such as the FCPA and similar anti-bribery laws in other jurisdictions;

•	different local medical practices, product preferences and product requirements;

•	possible failure to comply with trade protection and restriction measures and import or export licensing requirements;

•	difficulty in establishing, staffing and managing non-United States operations;

•	different labor regulations or work stoppages or strikes;

•	changes in environmental, health and safety laws;

•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States;

•	political instability and actual or anticipated military or political conflicts;

•	economic instability, including the European financial crisis or other economic instability in other parts of the world and the impact on interest rates, inflation and the credit worthiness of its customers;

•	uncertainties regarding judicial systems and procedures;

•	minimal or diminished protection of intellectual property in some countries; and

•	regulatory changes that may place its products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion. For example, CareFusion is subject to compliance with The Foreign Corrupt Practices Act of 1977, as amended, and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While its employees and agents are required to comply with these laws, CareFusion cannot be sure that its internal policies and procedures will always protect CareFusion from violations of these laws, despite its commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect the business, performance, prospects, value, financial condition, and results of operations of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries such as the Euro, where CareFusion sells its products, its United States dollar reported revenue and income will decrease. Additionally, CareFusion incurs significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion is subject to healthcare fraud and abuse regulations that could result in significant liability, require CareFusion to change its business practices and restrict its operations in the future.

CareFusion is subject to various United States federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict CareFusion’s sales or marketing practices. Furthermore, since many of CareFusion’s customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, its exclusion from such programs as a result of a violation of these laws could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

Tax legislation initiatives or challenges to CareFusion’s tax positions could adversely affect its results of operations and financial condition.

CareFusion is a large multinational corporation with operations in the United States and international jurisdictions. As such, CareFusion is subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect its tax positions. CareFusion cannot be sure that its effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that CareFusion’s tax positions will not be challenged by relevant tax authorities or that CareFusion would be successful in any such challenge.

CareFusion’s reserves against disputed tax obligations may ultimately prove to be insufficient.

CareFusion and Cardinal Health are currently before the Internal Revenue Service (“IRS”) Appeals office for fiscal years 2006 and 2007, CareFusion intends to appeal various Notices of Proposed Adjustment for fiscal years 2008 through 2010, and CareFusion is currently subject to IRS audits for fiscal years 2011 through 2013. The IRS audits for periods prior to CareFusion’s spinoff from Cardinal Health on August 31, 2009, are part of

Cardinal Health’s tax audit of its federal consolidated returns. The IRS audits for fiscal years 2011 through 2013, relate to federal consolidated returns filed by CareFusion following the spinoff. The tax matters agreement that CareFusion entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to its business is its responsibility.

During the quarter ended December 31, 2010, CareFusion received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries. Also, during the quarter ended March 31, 2014, CareFusion received Notices of Proposed Adjustment for fiscal years 2008 and 2009 for additional taxes related to certain foreign earnings. CareFusion and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. In addition, during the quarter ended December 31, 2014, CareFusion received an IRS Revenue Agent’s Report for fiscal year 2010 that included a Notice of Proposed Adjustment for additional taxes related to certain foreign earnings. CareFusion expects to appeal this Notice of Proposed Adjustment.

CareFusion has regularly reviewed its tax reserves and made adjustments to its reserves when appropriate. Accounting for tax reserves involves complex and subjective estimates by management, which can change over time based on new information or changing events or circumstances, including events or circumstances outside of its control. Although CareFusion believes that it has provided appropriate tax reserves for any potential tax exposures, CareFusion may not be fully reserved and it is possible that CareFusion may be obligated to pay amounts in excess of its reserves. Any future change in estimate or obligation could adversely affect the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

If there is a determination that the separation of CareFusion from Cardinal Health is taxable for United States federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then CareFusion could incur significant liabilities.

In connection with CareFusion’s separation from Cardinal Health, Cardinal Health received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution and the distribution qualified as a transaction that is tax-free for United States federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code. In addition, Cardinal Health received opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and the distribution qualified as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from Cardinal Health and CareFusion regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct, have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cardinal Health or CareFusion after the separation. If the separation is determined to be taxable for United States federal income tax purposes, CareFusion could incur significant liabilities which could reduce the benefits we expect to achieve as a result of the acquisition of CareFusion.

CareFusion’s success depends on its ability to recruit and retain key personnel.

The success of CareFusion and/or our combined company will depend on the continued contributions of key research and development, sales, marketing and operations personnel. Experienced personnel in CareFusion’s industry are in high demand and competition for their talents is intense. If CareFusion is unable to recruit and retain key personnel, the business of CareFusion and/or our combined company may be harmed. Achieving this objective may be difficult due to many factors, including the intense competition for such highly skilled personnel, fluctuations in global economic and industry conditions, competitors’ hiring practices, and the effectiveness of compensation programs. If CareFusion is unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, it may experience difficulty in implementing its business strategy, which could have an adverse effect on the results of operations and financial condition of CareFusion and/or our combined company and the benefits we expect to achieve as a result of the acquisition of CareFusion.

USE OF PROCEEDS

If all of the assumed equity awards granted to former employees of CareFusion and employees of certain of its former affiliates are vested or exercised in full, we will issue 104,484 shares of our common stock. If all of the assumed equity awards described in this prospectus supplement that are options are exercised in full, we will receive aggregate net proceeds of up to approximately $5.6 million. We intend to use any proceeds from any exercises of these options for general corporate purposes. Prior to their application, such proceeds may be invested in short-term investments. We will not receive any proceeds from the settlement of the other equity awards described in this prospectus supplement.

CAREFUSION 2009 LONG-TERM INCENTIVE PLAN

Overview

On March 17, 2015, we acquired CareFusion. Pursuant to the Merger Agreement, we agreed to assume certain outstanding equity awards with respect to shares of common stock of CareFusion held by former employees of CareFusion and employees of certain of its former affiliates. Those equity awards were issued by CareFusion under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”). Upon the completion of the Merger, those equity awards became equity awards with respect to our common stock, subject to appropriate adjustments to the number of shares and, where applicable, the exercise price of each such equity award. This prospectus supplement relates to the shares of our common stock that may be issued upon vesting or exercise of those assumed equity awards.

This prospectus supplement only discusses the treatment of the stock options, restricted stock units and performance stock units held by former employees of CareFusion and its former affiliates that were assumed by us under the Merger Agreement.

Introduction

1.	How does the Plan work?

Under the Plan, awards may be granted in the form of options, stock appreciation rights, cash awards, stock awards or other stock-based awards. All outstanding options, restricted stock units and performance stock units granted by CareFusion to former employees and employees of former affiliates of CareFusion under the Plan were assumed and converted as part of the merger and are discussed in this prospectus supplement. A committee appointed by the Board of Directors of CareFusion was authorized to designate executives and other key employees of CareFusion and its subsidiaries to receive grants of equity awards and to set the terms and conditions of the equity awards as it deemed appropriate from time to time. The terms and conditions for an equity award are set forth in an award agreement (the “Award Agreement”). The terms and conditions of the Plan are governed by the official Plan documents. In the event of any inconsistency between this prospectus supplement and the official Plan documents or your Award Agreement, the Plan documents or your Award Agreement will control.

Following the merger, the Board of Directors of BD (the “Board”) or a committee appointed by the Board (the “Committee”) will administer the Plan and the outstanding awards under the Plan.

2.	What was the purpose of the Plan?

The purpose of the Plan was to encourage ownership in CareFusion and to attract and retain employees who are expected to make important contributions to CareFusion and its affiliates.

3.	Does BD intend to grant additional awards under the Plan?

No additional awards will be made under the Plan.

Basics Of Plan Participation

4.	How did the completion of the merger affect my awards?

Upon completion of the merger on March 17, 2015, all of the CareFusion equity awards were assumed and converted pursuant to the Merger Agreement into equity awards with respect to shares of our common stock.

Stock Options. Each CareFusion option that is outstanding immediately prior to the effective time of the merger, which we refer to as the effective time, whether vested or unvested were converted at the effective time into an option to purchase, on the same terms and conditions as were applicable to such CareFusion option immediately prior to the effective time, the number of shares of our common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of CareFusion common stock subject to the CareFusion option by the stock award exchange ratio (as discussed in Question 5 below), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the CareFusion option by the stock award exchange ratio.

Unvested Restricted Stock Units. At the effective time, each CareFusion restricted stock unit that was outstanding and unvested immediately prior to the effective time and did not vest by its terms at the effective time was converted into a BD restricted stock unit, with the same terms and conditions as were applicable under such unvested CareFusion restricted stock unit immediately prior to the effective time, and relating to the number of shares of BD common stock (rounded to the nearest whole share), determined by multiplying (i) the number of shares of CareFusion common stock subject to such unvested restricted stock unit immediately prior to the effective time by (ii) the stock award exchange ratio.

Unvested Performance Stock Units. At the effective time, each CareFusion performance stock unit that was outstanding and unvested immediately prior to the effective time and did not vest by its terms at the effective time was converted into a BD restricted stock unit, with the same terms and conditions as were applicable under such unvested CareFusion performance stock unit immediately prior to the effective time (except that the performance-based vesting conditions applicable to such unvested performance stock unit immediately prior to the effective time shall not apply from and after the effective time), and relating to the number of shares of BD common stock (rounded to the nearest whole share), determined by multiplying (i) the number of shares of CareFusion common stock subject to such unvested performance stock unit award immediately prior to the effective time by (ii) the stock award exchange ratio. For this purpose, the number of shares of CareFusion common stock subject to each such unvested CareFusion performance stock unit was equal to the number of shares earned based on the level of achievement, as certified by the compensation committee prior to the effective time, of the applicable performance condition measured through the end of CareFusion’s most recently completed calendar quarter prior to the effective time, but shall not be less than the target number of shares.

Except as set forth in this prospectus supplement, all other terms and conditions of your equity awards remain the same as were in effect immediately prior to the completion of the merger.

5.	What is the “stock award exchange ratio”?

The stock award exchange ratio is 0.4214, which equals the sum of (i) the 0.0777 exchange ratio and (ii) 0.3437, the quotient of the cash consideration divided by our volume-weighted average stock price for the five trading days immediately preceding the effective time.

6.	How will a change in our shares of common stock affect my award?

The Committee will proportionately adjust your equity awards to reflect any increase or decrease in the number of our issued and outstanding shares of common stock resulting from a change in our capital structure or distributions to stockholders (including any stock dividend, recapitalization, stock split, combination, merger, consolidation, exchange, acquisition, reorganization or similar change in the capital structure of BD) if the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of award holders.

Stock Options

7.	What is a stock option?

A stock option gives you the right to purchase shares of our common stock at the exercise price.

7.	Are there different types of stock options?

No, all of the stock options are nonqualified stock options.

8.	What are the terms of my stock option?

CareFusion originally determined the terms of your grant. At the time of grant, you were given an Award Agreement that tells you the original number of shares covered by the stock option, the original exercise price, the expiration date, any conditions to exercise and any other terms or conditions that apply. As discussed in Question 4 above, the number of shares covered by the stock option and the exercise price have been adjusted in connection with the merger.

9.	How is the exercise price of my stock option determined?

The exercise price of stock options can be no less than the fair market value of a share (as defined in the Plan) on the date it was granted. As discussed in Question 4 above, the number of shares covered by the stock option and the exercise price have been adjusted in connection with the merger.

10.	When can I exercise my stock options?

You may exercise your stock option when your stock option is vested and exercisable and through the expiration of your grant (see Question 12 below).

11.	How do I exercise my stock options?

If you want to exercise your converted stock options, you should contact UBS Financial Services Inc. by phone at 1-877-236-5208 or by email at cfnstockplan@ubs.com.

12.	When do my stock options expire?

Your Award Agreement includes this information, which may vary among your stock options. Please read the applicable Award Agreement carefully so that you understand when your stock options will expire.

Restricted Stock Unit

13.	What is a restricted stock unit?

A restricted stock unit is generally a right to receive shares of our common stock.

14.	What are the terms of my restricted stock unit?

CareFusion originally determined the terms of your grant. At the time of grant, you were given an Award Agreement that tells you the original number of shares covered by the restricted stock unit and any other terms or conditions that apply. As discussed in Question 4 above, the number of shares covered by the restricted stock unit has been adjusted in connection with the merger.

Performance Stock Unit

15.	What is a performance stock unit?

A performance stock unit is generally a right to receive shares of our common stock upon achievement of certain performance-vesting conditions.

16.	What are the terms of my performance stock unit?

CareFusion originally determined the terms of your grant. At the time of grant, you were given an Award Agreement that tells you the original number of shares covered by the performance stock units and any other terms or conditions that apply. As discussed in Question 4 above, all performance stock units that did not vest by their terms at the effective time have been converted into a BD restricted stock unit and the number of shares covered by the performance stock unit has been adjusted in connection with the merger.

Restrictions On Transfer And Sale

17.	Are my awards transferable?

Generally, you cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate your award, other than by will or the laws of descent and distribution or a qualified domestic relations order, depending on the terms of the Plan and/or your Award Agreement. Unless otherwise provided in the Plan and/or your Award Agreement, during your lifetime, only you can exercise the rights associated with a stock option.

18.	What restrictions might apply to the shares I acquire?

You are not subject to additional restrictions imposed by the Company.

General Plan Information

19.	How is the Plan administered now?

The Plan is administered now by the Committee. All questions of interpretation or application of the Plan are determined by the Committee, and its decisions are final.

If you have additional questions about this prospectus supplement or the Plan in general, you should direct your questions to the Corporate Secretary at Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800.

20.	Can the Plan be amended, suspended or discontinued?

Our Board generally may amend, suspend or discontinue the Plan, or any part of the Plan, at any time or for any reason. However, generally no amendment that would impair your rights under an outstanding equity award may be made without your consent.

U.S. Income Tax Implications

The discussion below is a general description of the expected U.S. Federal income tax effects of stock options, restricted stock units and performance stock units based on current law. This section only applies to your equity awards if you are subject to U.S. taxation. The discussion does not address Social Security, state, local or foreign taxes, or any other tax consequences that may be relevant to you based on your particular circumstances. Because these equity awards involve complex tax considerations, we urge you to consult your personal tax advisor before you make any decisions about your equity awards.

We are not guaranteeing any particular tax results related to your equity awards. We will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.

IRS CIRCULAR 230 DISCLAIMER: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS COMMUNICATION (AND ATTACHMENTS) IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU FOR THE

PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN AS PART OF THE DISCLOSURE IN THIS PROSPECTUS SUPPLEMENT, WHICH IS BEING USED BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

17.	Is the Plan tax-qualified or subject to ERISA?

No. The Plan is not governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plan is not a “qualified retirement plan” under section 401(a) of the Internal Revenue Code.

18.	When will I be taxed with respect to a nonqualified stock option?

In general, you are not subject to tax at the time a nonqualified stock option is granted. Generally, you will recognize ordinary income for U.S. Federal income tax purposes in the year in which the nonqualified stock option is exercised in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price. BD will have to collect any applicable withholding taxes with respect to such income.

19.	Will I recognize additional income when I sell shares acquired under a nonqualified stock option?

Yes. You will recognize capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income (in general, the exercise date) with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition. The holding period generally starts at the time the nonqualified stock option is exercised.

20.	When will I be taxed with respect to a restricted stock unit or performance stock unit?

In general, you are not subject to tax at the time a restricted stock unit or performance stock unit is granted. Generally, upon settlement of a restricted stock unit or a performance stock unit, you will recognize ordinary income for U.S. Federal income tax purposes equal to the aggregate value of the payment received. BD will have to collect any applicable withholding taxes with respect to such income.

20.	What is the alternative minimum tax?

The AMT is an alternative method of calculating the income tax you must pay each year in order to assure that a minimum amount of tax is paid for the year. The AMT is based upon a determination of your alternative minimum taxable income (“AMTI”) for a particular taxable year. Your AMTI is determined by your regular taxable income for the year, subject to adjustment of certain additional items of income and tax preference including the spread on an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid per share) at the time of exercise, whether or not the shares are subsequently disposed of in a disqualifying disposition and the disallowance or limitation of certain deductions otherwise allowable for regular tax purposes. The AMT will, however, be payable only to the extent that it exceeds your regular U.S. Federal income tax for the year (computed without regard to certain credits and special taxes).

21.	What are the Company’s tax effects in connection with awards?

We generally will be entitled to a deduction in the same amount and at the same time that you recognize ordinary income related to your award.

PLAN OF DISTRIBUTION

This prospectus supplement and the accompanying prospectus covers the shares of our common stock that are issuable upon the vesting or exercise of equity awards granted to former employees of CareFusion and its former affiliates and assumed by us in connection with our acquisition of CareFusion. Former employees include executors, administrators or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees and directors. We are offering these shares of our common stock directly to the holders of these equity awards according to the terms of their Award Agreements. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the New York Stock Exchange.

In order to facilitate the vesting or exercise of any equity awards, we will furnish, at our expense, such reasonable number of copies of this prospectus supplement and the accompanying prospectus to each holder of an equity award as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these equity wards.

VALIDITY OF THE SECURITIES

Jeffrey S. Sherman, Senior Vice President and General Counsel of BD, will issue an opinion about certain New Jersey law matters in connection with the securities offered hereby for BD.

EXPERTS

The consolidated financial statements of Becton, at September 30, 2014 and 2013, and for each of the three years in the period ended September 30, 2014, and Becton management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are incorporated by reference herein and in the registration statement (of which this prospectus supplement and accompanying prospectus form a part) in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements and related financial statement schedule II listed in the accompanying Appendix A as of June 30, 2014 and for the year ended June 30, 2014 of CareFusion starting on page 4 of Exhibit 99.1 to Becton, Dickinson and Company’s Current Report on Form 8-K dated December 4, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CareFusion at June 30, 2013 and for each of the two years in the period ended June 30, 2013 appearing in Becton, Dickinson and Company’s Current Report (Form 8-K) dated December 4, 2014 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

BECTON, DICKINSON AND COMPANY

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BDX.”

Investing in these securities involves certain risks. You should consider the risk factors described in any supplement and the “Risk Factors” beginning on page 8 of our annual report on Form 10-K for the year ended September 30, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2012

You should rely only on the information contained in or incorporated by reference in this prospectus, in any supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company.

BECTON, DICKINSON AND COMPANY

Becton, Dickinson and Company was incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897.

We are a global medical technology company engaged principally in the development, manufacture and sale of medical devices, instrument systems and reagents used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. Our operations consist of three worldwide business segments: BD Medical, BD Diagnostics and BD Biosciences.

BD Medical produces a broad array of medical devices that are used in a wide range of healthcare settings. BD Medical’s principal product lines include needles, syringes and intravenous catheters for medication delivery (including safety-engineered and auto-disable devices); prefilled IV flush syringes; syringes and pen needles for the self-injection of insulin and other drugs used in the treatment of diabetes; prefillable drug delivery systems provided to pharmaceutical companies and sold to end-users as drug/device combinations; regional anesthesia needles and trays; sharps disposal containers; and closed-system transfer devices. The primary customers served by BD Medical are hospitals and clinics; physicians’ office practices; consumers and retail pharmacies; governmental and nonprofit public health agencies; pharmaceutical companies; and healthcare workers.

BD Diagnostics provides products for the safe collection and transport of diagnostics specimens, as well as instruments and reagent systems to detect a broad range of infectious diseases, healthcare-associated infections (HAIs) and cancers. BD Diagnostics’ principal products include integrated systems for specimen collection; safety-engineered blood collection products and systems; automated blood culturing systems; molecular testing systems for infectious diseases and women’s health; microorganism identification and drug susceptibility systems; liquid-based cytology systems for cervical cancer screening; rapid diagnostic assays; and plated media. BD Diagnostics serves hospitals, laboratories and clinics; reference laboratories; blood banks; healthcare workers; public health agencies; physicians’ office practices; and industrial and food microbiology laboratories.

BD Biosciences produces research and clinical tools that facilitate the study of cells, and the components of cells, to gain a better understanding of normal and disease processes. That information is used to aid the discovery and development of new drugs and vaccines, and to improve the diagnosis and management of diseases. BD Biosciences’ principal product lines include fluorescence-activated cell sorters and analyzers; monoclonal antibodies and kits for performing cell analysis; reagent systems for life science research; cell imaging systems; diagnostic assays; and cell culture media supplements for biopharmaceutical manufacturing. The primary customers served by BD Biosciences are research and clinical laboratories; academic and government institutions; pharmaceutical and biotechnology companies; hospitals; and blood banks.

Our products are manufactured and sold worldwide. For reporting purposes, we organize our operations outside the United States as follows: Europe (which includes the Middle East and Africa); Japan; Asia Pacific (which includes Australia and all of Asia except Japan); Latin America (which includes Mexico and Brazil) and Canada. The principal products sold by BD outside the United States are needles and syringes; insulin syringes and pen needles; diagnostic systems; BD VacutainerTM brand blood collection products; BD HypakTM brand prefillable syringe systems; infusion therapy products; flow cytometry instruments and reagents; and disposable laboratory products. BD has manufacturing operations outside the United States in Brazil, Canada, China, France, Germany, Hungary, India, Ireland, Japan, Mexico, Pakistan, Singapore, South Korea, Spain, Sweden and the United Kingdom.

We market our products and services in the United States and internationally through independent distribution channels, as well as directly to end-users.

Our principal executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. We maintain a website at www.bd.com where general information about us is available. The information on our website is not part of this prospectus and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in any of our securities offered pursuant to this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus:

(a)  Quarterly reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012;

(b)  Annual report on Form 10-K for the year ended September 30, 2011;

(c)  Current reports on Form 8-K filed with the SEC on October 5, 2011, November 8, 2011, November 29, 2011, February 2, 2012, March 27, 2012, May 24, 2012, June 6, 2012 and July 24, 2012;

(d)  Definitive proxy statement on Form 14A filed with the SEC on December 22, 2011;

(e)  The description of our common stock, par value $1.00 per share contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(f)  The description of our preferred stock, par value $1.00 per share contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

We may from time to time make certain forward-looking statements in publicly released materials, both written and oral, including statements contained in this prospectus and other filings with the SEC. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements which address operating performance or events or developments that we expect or anticipate will occur in the future — including statements relating to volume growth, sales and earnings per share growth, cash flows or uses and statements expressing views about future operating results — are forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Act”).

Forward-looking statements are based on current expectations of future events. The forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance, and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events and developments or otherwise.

The following are some important factors that could cause our actual results to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see Item 1 A. Risk Factors of our 2011 Annual Report on Form 10-K.

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The current conditions in the global economy and financial markets, and the potential adverse effect on the cost of operating our business, the demand for our products and services, prices for our products and services due to increases in pricing pressure, or our ability to produce our products, including the impact on developing countries. Also, the increase in sovereign debt during the financial crisis as a result of governmental intervention in the world economy poses additional risks to the global financial system and economic recovery. In particular, deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the U.S. and Europe, could further weaken demand for our products and create additional pricing pressures, as well as result in potential collection risks associated with such sales. In that regard, in the U.S., automatic spending cuts, or sequestration, that could affect government healthcare spending and research funding are set to go into effect January 2013 in the absence of further legislative action.

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The consequences of the healthcare reform in the United States, which implemented an excise tax on U.S. sales of certain medical devices, and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect BD’s business.

•	Future healthcare reform in the countries in which we do business may also involve changes in government pricing and reimbursement policies or other cost containment reforms.

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Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment (including changes in reimbursement practices by third party payors).

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Our ability to penetrate developing and emerging markets, which depends on local economic and political conditions and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology.

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Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our revenues, expenses, margins and credit ratings.

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New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations), sales practices, price controls and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the U.S. and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to BD.

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Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the U.S. Food and Drug Administration (FDA) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA.

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Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

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The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers that are needed for such manufacturing, including pandemics, natural disasters or environmental factors.

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Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain sub- assemblies and finished goods, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

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Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process (including potential 510(k) reforms) may also delay product launches and increase development costs.

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Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or U.S. and international governmental funding and policies for life sciences research.

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Our ability to achieve our projected level or mix of product sales. Our earnings forecasts are based on projected volumes and sales of many product types, some of which are more profitable than others.

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Our ability to implement our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in the design and implementation of our upgrade could adversely affect our business.

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Security breaches of our computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our ability to conduct business, or result in the loss of BD trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners.

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Pending and potential future litigation or other proceedings adverse to BD, including antitrust claims, product liability claims and patent infringement claims, and the availability or collectibility of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding BD’s business or operations, including the effect on BD’s reputation or demand for its products.

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The effects, if any, of governmental and media activities regarding the business practices of group purchasing organizations, which negotiate product prices on behalf of their member hospitals with BD and other suppliers.

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The effect of market fluctuations on the value of assets in BD’s pension plans and on actuarial interest rate and asset return assumptions, which could require BD to make additional contributions to the plans or increase our pension plan expense.

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Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, restrictions on the ability to transfer capital across borders and expropriation of assets by a government, including the recent civil unrest in parts of the Middle East.

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The impact of business combinations, including any volatility in earnings relating to acquired in-process research and development assets, and our ability to successfully integrate any business we may acquire.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six-Months Ended March 31,		Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	8.7	12.9	12.7	16.0	18.2	17.6	12.9

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs; interest allocable to rental expense; and amortization of debt expense.

We have not paid a preference security dividend for any of the periods presented.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that BD may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC, and have been filed as exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 2011. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

We have 640,000,000 shares of authorized common stock, $1.00 par value per share, of which 199,554,920 shares were outstanding as of June 30, 2012. We also have 5,000,000 shares of authorized preferred stock, $1.00 par value per share, but none were outstanding as of June 30, 2012.

Our bylaws also provide that only the Chairman of the Board, the President, the board of directors or shareholders who, collectively own 25% or more of BD’s outstanding stock may call special meetings of the stockholders.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “BDX.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. We will pay dividends on our common stock only if we have paid or provided for dividends on any outstanding series of preferred stock for all prior periods.

Voting

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future with respect to any class or series of preferred stock that the board of directors may hereafter authorize.

Fully Paid

Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of amendment as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation and by-laws, as well as certain provisions of New Jersey law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Certificate of Incorporation

We currently have the following provisions in our certificate of incorporation which could be considered “anti-takeover” provisions:

•

an article requiring the affirmative vote of 80% of the outstanding shares entitled to vote (voting together as a single class) for certain merger and asset sale transactions with any interested shareholder (generally, a 10% or greater shareholder); and

•

an authorization for the issuance of blank check preferred stock. As described above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

These provisions may have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A-10A of the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board of directors approved the combination prior to the stockholder becoming an interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

•

the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets, or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority stockholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The statute generally applies to corporations that are organized under New Jersey law, have either, as of the date that the interested stockholder first becomes an interested stockholder of the corporation, their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities we may offer. The prospectus supplement will describe the particular terms of the debt securities being offered and the extent to which these general provisions may apply to those debt securities.

The debt securities will be issued under the indenture, dated March 1, 1997, between us and The Bank of New York Mellon Trust Company N. A., as trustee. A copy of the indenture is filed with the SEC as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you.

General

The debt securities covered by this prospectus will be our unsecured and unsubordinated obligations. The indenture does not limit the aggregate principal amount of debt securities we can issue. The indenture provides that debt securities may be issued thereunder from time to time in one or more series.

The prospectus relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the debt securities of the series;

•

any limit upon the aggregate principal amount of the debt securities of the series and any limitation on our ability to increase the aggregate principal amount of debt securities of that series after initial issuance;

•	any date on which the principal of the debt securities of the series is payable (which date may be fixed or extendible);

•	the interest rate or rates and the method for calculating the interest rate;

•

if other than as provided in the indenture, any place where principal of and interest on debt securities of the series will be payable, where debt securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to holders may be published and any time of payment at any place of payment;

•	whether we have a right to redeem debt securities of the series and any terms thereof;

•	whether you have a right to require us to redeem, repurchase or repay debt securities of the series and any terms thereof;

•	if other than denominations of $1,000 and any integral multiple, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity;

•	if other than U.S. dollars, the currency or currencies in which payment of the principal of and interest on the debt securities of the series will be payable;

•	whether the principal and any premium or interest is payable in a currency other than the currency in which the debt securities are denominated;

•

whether we have an obligation to pay additional amounts on the debt securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right that we may have to redeem those debt securities rather than pay the additional amounts;

•	if other than the person acting as trustee, any agent acting with respect to the debt securities of the series;

•	any provisions for the defeasance of any debt securities of the series in addition to, in substitution for or in modification of the provisions described in “— Defeasance and Covenant Defeasance”;

•

the identity of any depositary for registered global securities of the series other than The Depository Trust Company and any circumstances other than those described in “— Global Securities” in which any person may have the right to obtain debt securities in definitive form in exchange;

•	any events of default applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “— Events of Default”;

•	any covenants applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “— Covenants”; and

•	any other terms of the debt securities of the series.

The debt securities will be issued in registered form without coupons unless otherwise provided in a supplemental indenture or board resolution. Unless otherwise provided in a prospectus supplement, principal (unless the context otherwise requires, “principal” includes premium, if any) of and any interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at an office or agency designated for the debt securities, provided that, at our option, payment of interest may be made by check to the address of the person entitled thereto as it appears in the security register. Subject to the limitations provided in the indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount. If any debt securities are original issue discount securities, special federal income tax, accounting and other considerations may apply and will be described in the prospectus supplement relating to the debt securities. “Original Issue Discount Security” means any security which provides for an amount less than the principal amount to be due and payable upon acceleration of the maturity due to the occurrence and continuation of an event of default.

Consolidation, Merger and Sale of Assets

We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

•	we are the surviving person; or

•

the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the debt securities and under the indenture; and

•	immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the indenture and under the debt securities.

Events of Default

The following are “events of default” under the indenture with respect to debt securities of any series:

•	default in the payment of interest on any debt security when due, which continues for 30 days;

•	default in the payment of principal of any debt security when due;

•	default in the deposit of any sinking fund payment when due;

•

default in the performance of any other obligation contained in the indenture, which default continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of that series;

•	specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors; or

•	any other event of default established for the debt securities of that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•	the entire principal of the debt securities of that series; or

•	if the debt securities are original issue discount securities, that portion of the principal as may be described in the applicable prospectus supplement.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

We are required to furnish to the trustee annually an Officers’ Certificate as to our compliance with all conditions and covenants under the indenture. We must notify the trustee within five days of any default or event of default.

The indenture provides that the trustee will, within 60 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities notice of all defaults. In certain instances, the trustee may withhold that notice if and so long as a responsible officer of the trustee in good faith determines that withholding the notice is in the interest of the holders of the debt securities. By “default” we mean any event which is, or after notice or passage of time would be, an event of default.

The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities, by notice to the trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Subject to the further conditions contained in the indenture, the holders of a majority in aggregate principal amount outstanding of the debt securities of any series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default and its consequences except a default or event of default:

•	in the payment of the principal of, or interest on, any debt security of that series; or

•

in respect of a covenant or provision of such indenture which cannot under the terms of the indenture be amended or modified without the consent of the holder of each outstanding debt security that is adversely affected thereby.

The applicable prospectus supplement will describe any provisions for events of default applicable to the debt securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

Covenants

We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. Unless we state otherwise in a prospectus supplement, the restrictive covenants summarized below will apply so long as any of the debt securities are outstanding, unless the covenants are waived or amended. The prospectus supplement may contain different covenants. We have provided the definitions to define the capitalized words used in describing the covenants.

Definitions

“Attributable Debt” means, with respect to a lease which we or any Restricted Subsidiary is at any time liable as a lessee, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” with respect to any Person means the total amount of such Person and the Subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Funded Debt” means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets of the Company, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

Restrictions on Secured Debt

If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the debt securities) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries’ Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

•	mortgages existing on properties on the date of the indenture,

•	mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages,

•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,

•	mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,

•	mortgages in favor of us or a Restricted Subsidiary,

•	mortgages in connection with the issuance of tax-exempt industrial development bonds,

•

mortgages under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and

•	subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

Restrictions on Sale and Leasebacks

We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	the commitment to enter into the sale and leaseback transaction was obtained during that 120-day period;

•

we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under “— Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities;

•	within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of

(i)	the net proceeds of the sale of the Principal Property and

(ii)	the fair market value of the Principal Property, or

•

we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

Modification and Waiver

Under the indenture we and the trustee may enter into one or more supplemental indentures without the consent of the holders of debt securities in order to:

•	evidence the succession of another corporation to our company and the assumption of our covenants by that successor,

•	provide for a successor trustee with respect to the debt securities of all or any series,

•	establish the forms and terms of the debt securities of any series,

•	provide for uncertificated or unregistered debt securities, or

•	cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the debt securities under the indenture.

We and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each affected series, amend the indenture and the debt securities of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of holders of debt securities under the indenture. However, without the consent of each holder of any debt security affected, we may not amend or modify the indenture to:

•	change the stated maturity date of any installment of principal of, or interest on, any debt security,

•	reduce the principal amount of, or the rate of interest on, any debt security,

•	adversely affect the rights of any debt security holder under any mandatory redemption or repurchase provision,

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security,

•

reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture,

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default,

•	waive a default in the payment of principal of, or interest on, any debt security,

•	change any of our obligations to maintain offices or agencies where the debt securities may be surrendered for payment, registration or transfer and where notices and demands may be served upon us, or

•

change any of the above provisions, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of any debt security affected.

Defeasance and Covenant Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. Unless the terms of the debt securities of any series provide otherwise, we may elect either:

•	to defease and be discharged from any and all obligations with respect to

•	debt securities of any series payable within one year, or

•	other debt securities of any series upon the conditions described below; or

•

to be released from our obligations with respect to covenants described under “— Covenants” above and, if specified in the prospectus supplement, other covenants applicable to the debt securities of any series (“covenant defeasance”), upon (or, with respect to defeasance of debt securities payable later than one year from the date of defeasance, on the 91st day after) the deposit with the trustee, in trust for that purpose, of money and/or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the debt securities.

As a condition to defeasance of any debt securities of any series payable later than one year from the time of defeasance, we must deliver to the trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

We may exercise either defeasance option with respect to the debt securities of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and

U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

The Trustee

We maintain a banking relationship with the trustee or its affiliates. An affiliate of the trustee is also one of the broker-dealers we use in connection with our share repurchase program.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of the general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositories, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	if applicable, the designation and terms of the debt securities or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities or common stock will be separately transferable;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. We may be entitled to satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of that purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the prospectus supplement. The prospectus supplement will specify the methods by which the holders may purchase or sell those securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders to secure their obligations under the contracts in a specified manner to be described in the prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of common stock or any combination of these securities, or securities of other entities. The prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

The debt securities of each series will be issued in the form of one or more fully registered global debt securities that are registered in the name of The Depository Trust Company, or its nominee, as depositary, unless another depositary is designated for the debt securities of that series. Unless we state otherwise in a prospectus supplement, debt securities in definitive form will not be issued. Unless and until a global security is exchanged in whole or in part for debt securities in definitive form, it may not be registered for transfer or exchange except as a whole by the depositary for that global security to a nominee of the depositary.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that global security to the accounts of institutions, the participants that are entitled to the registered global security that have accounts with the depositary designated by the underwriters or their agents engaging in any distribution of the debt securities. The depositary advises that pursuant to procedures established by it:

•	Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

•

Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depositary or by its nominee.

•

Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the participants.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and these laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or its nominee, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as specified below, owners of beneficial interests in a global security will not:

•	be entitled to have their debt securities represented by the global security registered in their names;

•	receive or be entitled to receive physical delivery of debt securities in certificated form; or

•	be considered the holders for any purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which that person holds its interest, in order to exercise any rights of a holder of debt securities under the indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of debt securities is entitled to give or take under the indenture.

We understand that, under existing industry practices, if we request any action of holders of debt securities or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder of debt securities is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give that notice or take that action, and the participants would authorize the beneficial owners owning through them to give the notice or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

The depositary or a nominee thereof, as holder of record of a global security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the depositary. The agent for the payment, transfer and exchange of the securities is the trustee, acting through its corporate trust office located in Chicago, Illinois.

We expect that the depositary, upon receipt of any payment of principal or interest in respect of a global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, and will be the responsibility of the participants. We, the trustee, our agents and the trustee’s agents shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If we determine that debt securities will no longer be maintained as global securities, or, if at any time an event of default has occurred and is continuing under the indenture, or if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive certificated form in exchange for the registered global securities.

In the event that the book-entry system is discontinued, the following provisions shall apply. The trustee or any successor registrar under the indenture shall keep a register for the debt securities in definitive certificated form at its corporate trust office. Subject to the further conditions contained in the indenture, debt securities in definitive certificated form may be transferred or exchanged for one or more debt securities in different authorized denominations upon surrender of the debt securities at a corporate trust office of the trustee or any successor registrar under the indenture by the registered holders or their duly authorized attorneys. Upon surrender of any debt security to be transferred or exchanged, the trustee or any successor registrar under the indenture shall record the transfer or exchange in the security register and we will issue, and the trustee shall authenticate and deliver, new debt securities in definitive certificated form appropriately registered and in appropriate authorized denominations. The trustee shall be entitled to treat the registered holders of the debt securities in definitive certificated form, as their names appear in the security register as of the appropriate date, as the owners of the debt securities for all purposes under the indenture.

PLAN OF DISTRIBUTION

BD may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by BD;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from BD at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with BD to indemnification by BD against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for BD and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

Unless otherwise indicated in the prospectus supplement with respect to any securities, the validity of the securities will be passed upon for us by Jeffrey S. Sherman, our Senior Vice President and General Counsel.

EXPERTS

The consolidated financial statements of Becton, Dickinson and Company appearing in Becton, Dickinson and Company’s Annual Report (Form 10-K) for the year ended September 30, 2011, and the effectiveness of Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and Becton, Dickinson and Company management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011 are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Becton, Dickinson and Company

PROSPECTUS SUPPLEMENT